EXHIBIT 99

RE: Hardinge Inc.
One Hardinge Drive
Elmira, NY 14902
(Nasdaq: HDNG)

AT THE COMPANY:	AT FINANCIAL RELATIONS BOARD:
J. Patrick Ervin	John McNamara
Chairman, President & CEO	Analyst Inquiries
(607) 378-4420	(212) 827-3771

Hardinge Reports Second Quarter EPS of $0.28 Versus $0.04 in 2004 Second Quarter

•                  Record Net Sales of $73.5 million, an increase of 38% versus prior year

•                  Net Income of $2.5 million versus $0.4 million in prior year

•                  Orders of $76.7 million, an increase of 29% versus prior year

ELMIRA, N.Y., August 4, 2005 — Hardinge Inc. (NASDAQ: HDNG), a leading provider of advanced material-cutting solutions, today reported increased net sales, net income, and orders in the second quarter of 2005 compared to the same quarter in 2004.  Net income for the second quarter of 2005 was $2.5 million, or $0.28 per share, compared to $0.4 million, or $0.04 per share, in the second quarter of 2004.  Net income for the first six months of 2005 was $4.3 million, or $0.49 per share, compared to $1.8 million, or $0.20 per share, for the first six months of 2004.

Net sales for the second quarter of 2005 were $73.5 million, an increase of 38% compared to $53.3 million of net sales for the second quarter of 2004.  Net sales for the first six months of 2005 were $141.6 million, an increase of 35% compared to $105.2 million of net sales for the first six months of 2004.  “The increase in net sales is driven primarily by two factors.  First, the sales of the new Bridgeport products, which were acquired in November 2004, have gone very well. Second, we experienced increased shipments in the majority of our other products in all of our major markets worldwide” commented J. Patrick Ervin, Chairman, President and Chief Executive Officer.

The following table summarizes the Company’s sales by geographical region for the three and six month periods ended June 30, 2005 and 2004, respectively:

	(U.S. dollars in thousands)
	Three Months Ended June 30,			Six Months Ended June 30,
	2005	2004	% Change	2005	2004	% Change
Sales to Customers in:
North America	$26,292	$21,822	20%	$50,756	$41,551	22%
Europe	29,932	20,232	48%	61,046	42,543	43%
Asia & Other	17,303	11,276	54%	29,773	21,153	41%
	$73,527	$53,330	38%	$141,575	$105,247	35%

The strength of foreign currencies relative to the U.S. dollar also had a favorable impact on sales in the second quarter of $1.8 million and $3.7 million in the first six months of 2005.

North American and European sales have continued to improve over 2004, driven by an improvement in overall manufacturing activity as well as shipments of our new Bridgeport products. Sales in the “Asia and Other” regions increased primarily due to sales of new Bridgeport products, including the first shipments of machines under a large, multiple machine order received at the end of last year.  Our new Bridgeport products accounted for approximately 15% of our total net sales during the first six months of 2005.

Orders for the second quarter of 2005 were $76.7 million, an increase of 29% compared to $59.5 million in the second quarter of 2004 and for the first six months of 2005 were $147.8 million, an increase of 34% compared to the first six months of 2004.

The following table summarizes the Company’s orders by geographical region for the three and six-month periods ended June 30, 2005 and 2004, respectively:

	(U.S. dollars in thousands)
	Three Months Ended June 30,			Six Months Ended June 30,
	2005	2004	% Change	2005	2004	% Change
Orders from Customers in:
North America	$29,847	$23,283	28%	$56,474	$47,075	20%
Europe	29,832	22,007	36%	61,216	39,638	54%
Asia & Other	16,997	14,176	20%	30,094	23,265	29%
	$76,676	$59,466	29%	$147,784	$109,978	34%

Foreign currency translation accounted for $1.0 million and $3.6 million of the increase for the three and six month periods ended June 30, 2005, respectively.  Orders for the new Bridgeport products accounted for approximately 17% of total orders for the three months and six months ended June 30, 2005, respectively.

The Company’s consolidated backlog at June 30, 2005 was $72.5 million or 53% above the June 30, 2004 backlog of $47.4 million.   Backlog at December 31, 2004 was $66.3 million.

Gross margin for the second quarter of 2005 was 32.0% of sales, compared to 31.0% of sales in the first quarter of 2005, and 28.5% of sales in the second quarter of 2004.   The improvement resulted from continued higher production levels at the Company’s European and U.S. manufacturing facilities and from a favorable shipment mix, which included increased shipments of higher margin machines.

Selling, general and administrative expenses were $18.1 million, or 24.7% of net sales in the second quarter of 2005, compared to $13.5 million, or 25.4% of net sales in the second quarter of 2004.  The increase is primarily due to our addition of two new sales, service and technical centers located in the UK and Holland and the addition of over 70 people associated with these operations to support our new Bridgeport acquisition.  These expenses accounted for $2.7 million of the overall increase of $4.6 million.  $0.9 million was the result of increased commission expense due to the higher sales volume, $0.4 million was due to additional promotional and support efforts in China, and another $0.4 million was due to foreign currency translation.

Interest expense increased due to higher average borrowings, which was related to the acquisition of Bridgeport assets at the end of 2004 and an increase in capital required to support higher inventory and higher receivables resulting from our increased sales levels.

Mr. Ervin further commented, “We are very pleased with our performance for the quarter and half year and we are excited that strengthening of manufacturing activity in both the U.S. and Europe appears to be encouraging looking forward.  At this point, I believe the outlook for worldwide manufacturing is positive, which in turn makes me optimistic regarding our outlook for the balance of 2005 and beyond.  Based on our current backlog, our recent new order rates, and current business activity levels, we are confident we will continue to see strong performance for the remainder of 2005 compared to 2004.  As we look forward to the balance of 2005, we must remember historically the third quarter is generally the slowest quarter of the year due to vacation shutdowns in many of our manufacturing facilities around the world.  This is true for many of our customers also.”

The Company will host its usual conference call at 10:00 am today to discuss these results. The call can be accessed via the Internet live or as a replay at www.earnings.com. The archive will be available for replay for 14 days following the call.

Hardinge Inc., founded more than 100 years ago, is an international leader in providing the latest industrial technology to companies requiring material-cutting solutions.  The Company designs and manufactures computer-numerically controlled metal-cutting lathes, machining centers, grinding machines, collets, chucks, indexing fixtures, and other industrial products.  The Company has manufacturing operations in the United States, Switzerland, Taiwan and China and distributes machines in all major industrialized countries of the world.  Hardinge’s common stock trades on NASDAQ under the symbol “HDNG.”  For more information, please visit the Company’s website at www.hardinge.com.

This news release contains statements of a forward-looking nature relating to the financial performance of Hardinge Inc.  Such statements are based upon information known to management at this time.  The company cautions that such statements necessarily involve uncertainties and risk, and deal with matters beyond the company’s ability to control and in many cases the company cannot predict what factors would cause actual results to differ materially from those indicated.  Among the many factors that could cause actual results to differ from those set forth in the forward-looking statements are fluctuations in the machine tool business cycles, changes in general economic conditions in the U.S. or internationally, the mix of products sold and the profit margins thereon, the relative success of the company’s entry into new product and geographic markets, the company’s ability to manage its operating costs, actions taken by customers such as order cancellations or reduced bookings by customers or distributors, competitors’ actions such as price discounting or new product introductions, governmental regulations and environmental matters, changes in the availability and cost of materials and supplies, the implementation of new technologies and currency fluctuations.  Any forward-looking statement should be considered in light of these factors.  The company undertakes no obligation to revise its forward-looking statements if unanticipated events alter their accuracy.

–Financial Tables Follow –

HARDINGE INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(In Thousands)

	June 30, 2005	December 31, 2004
	(Unaudited)
Assets

Current assets:
Cash	$4,686	$4,189
Accounts receivable, net	69,850	65,005
Notes receivable, net	5,684	6,946
Inventories	115,167	100,738
Prepaid expenses	8,323	6,509
Total current assets	203,710	183,387

Property, plant and equipment:
Property, plant and equipment	169,712	172,743
Less accumulated depreciation	107,881	105,968
Net property, plant and equipment	61,831	66,775

Other assets:
Notes receivable	5,168	6,445
Deferred income taxes	428	427
Intangible pension asset	298	304
Other intangible assets	7,472	7,551
Goodwill	18,146	20,376
Other	922	1,046
	32,434	36,149

Total assets	$297,975	$286,311

HARDINGE INC. AND SUBSIDIARIES

Consolidated Balance Sheets - Continued

(In Thousands)

	June 30, 2005	December 31, 2004
	(Unaudited)
Liabilities and shareholders’ equity

Current liabilities:
Accounts payable	$26,774	$25,404
Notes payable to bank	3,073	2,762
Accrued expenses	15,357	18,670
Accrued pension expense	1,335	1,541
Accrued income taxes	3,349	4,230
Deferred income taxes	3,367	3,706
Current portion of long-term debt	4,891	4,893
Total current liabilities	58,146	61,206

Other liabilities:
Long-term debt	56,366	35,213
Accrued pension expense	15,867	15,909
Deferred income taxes	3,296	3,208
Accrued postretirement benefits	5,862	5,927
Derivative financial instruments	2,880	5,502
Other liabilities	3,358	3,225
	87,629	68,984

Equity of minority interest	7,189	6,121

Shareholders’ equity:
Preferred stock, Series A, par value $.01 per share; Authorized 2,000,000; issued – none
Common stock, $.01 par value:
Authorized shares - 20,000,000; Issued shares – 9,919,992 at June 30, 2005 and December 31, 2004	99	99
Additional paid-in capital	60,445	60,538
Retained earnings	102,064	98,277
Treasury shares — 1,024,303 at June 30, 2005 and 1,090,941 shares at December 31, 2004.	(13,142)	(14,119)
Accumulated other comprehensive income	(2,973)	6,230
Deferred employee benefits	(1,482)	(1,025)
Total shareholders’ equity	145,011	150,000

Total liabilities and shareholders’ equity	$297,975	$286,311

HARDINGE INC. AND SUBSIDIARIES

Consolidated Statements of Operations

(In Thousands Except Per Share Data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Net sales	$73,527	$53,330	$141,575	$105,247
Cost of sales	50,030	38,107	96,964	74,152
Gross profit	23,497	15,223	44,611	31,095

Selling, general and administrative expenses	18,114	13,523	35,590	26,353
Income from operations	5,383	1,700	9,021	4,742

Interest expense	1,021	590	1,861	1,213
Interest (income)	(155)	(101)	(291)	(199)
Income before income taxes and minority interest in (profit) of consolidated subsidiary	4,517	1,211	7,451	3,728
Income taxes	1,271	332	2,064	1,025
Minority interest in (profit) of consolidated subsidiary	(791)	(523)	(1,068)	(918)
Net income	2,455	356	4,319	1,785

Per share data:

Basic earnings per share	$.28	$.04	$.49	$.20
Weighted average number of common shares outstanding	8,767	8,735	8,756	8,748

Diluted earnings per share:	$.28	$.04	$.49	$.20
Weighted average number of common shares outstanding	8,829	8,786	8,840	8,807

Other Financial Data:

Gross margin	32.0%	28.5%	31.5%	29.5%
Operating margin	7.3%	3.2%	6.4%	4.5%
Capital expenditures	2,277	1,035	2,947	1,370
Depreciation and amortization	2,286	2,246	4,606	4,512

HARDINGE INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(In Thousands)

	Six Months Ended June 30,
	2005	2004
	(Unaudited)	(Unaudited)

Operating activities
Net income	$4,319	$1,785
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation and amortization	4,606	4,512
Provision for deferred income taxes	425	666
Minority interest	1068	836
Foreign currency transaction loss	295	(79)
Changes in operating assets and liabilities:
Accounts receivable	(7,576)	(4,849)
Notes receivable	2,222	705
Inventories	(19,762)	(3,191)
Other assets	(1,870)	(95)
Accounts payable	2,220	3,301
Accrued expenses	(3,335)	(5,131)
Accrued postretirement benefits	(65)	28
Net cash (used in) operating activities	(17,453)	(1,512)

Investing activities
Capital expenditures	(2,947)	(1,370)
Net cash (used in) investing activities	(2,947)	(1,370)

Financing activities
Increase in short-term notes payable to bank	368	1,945
Increase (decrease) in long-term debt	21,067	(48)
Net sales (purchases) of treasury stock	210	(144)
Dividends paid	(532)	(88)
Net cash provided by financing activities	21,113	1,665

Effect of exchange rate changes on cash	(216)	21
Net increase (decrease) in cash	497	(1,196)

Cash at beginning of period	4,189	4,739

Cash at end of period	$4,686	$3,543